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                                                                    EX-99.14(vi)




                 CONSENT OF INTERSTATE/JOHNSON LANE CORPORATION


        We hereby consent to the use in this registration statement on Form N-14 of our letter to the Board of Directors of Allied Capital Corporation II dated August 12, 1997 included as Appendix D to the Joint Proxy Statement/Prospectus that is part of this Registration Statement, and to the references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




September 24, 1997


/s/ Interstate/Johnson Lane Corporation
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Interstate/Johnson Lane Corporation